As filed with the Securities and Exchange Commission on August 1, 2025
Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
British American Tobacco p.l.c.
(Exact Name of Registrant as Specified in Its Charter)
England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0207762 (I.R.S. Employer Identification No.)

Globe House
4 Temple Place
London WC2R 2PG
United Kingdom
+44 (0) 20 7845 1000
(Address of Principal Executive Offices, Including Zip Code)
British American Tobacco Restricted Share Plan
British American Tobacco Performance Share Plan
(Full Title of the Plans)
Puglisi & Associates
850 Library Avenue
Suite 204
Newark, DE 19711
(Name and Address of Agent for Service)
(302) 738-6680
 (Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Alyssa K. Caples
Cravath, Swaine & Moore LLP
100 Cheapside
London EC2V 6DT
United Kingdom
+44 (0)20 7453 1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

British American Tobacco p.lc., a public limited company incorporated under the laws of England and Wales (the “Registrant”), is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register (a) an additional 4,000,000 ordinary shares, nominal value 25 pence per share (the “Ordinary Shares”), initially represented by American depositary shares (each of which represents one Ordinary Share) (“ADSs”), that may be offered and sold under the British American Tobacco Restricted Share Plan (the “Restricted Share Plan”) and (b) 2,000,000 Ordinary Shares, initially represented by ADSs, that may be offered and sold under the British American Tobacco Performance Share Plan (the “Performance Share Plan” and, together with the Restricted Share Plan, the “Plans”).

The ADSs may be represented by American depositary receipts. A separate registration statement on Form F-6 has been or will be filed with the Securities and Exchange Commission (the “Commission”) registering the ADSs.

On March 16, 2020, the Registrant filed a Registration Statement on Form S-8 (File No. 333-237186) with the Commission to register 4,000,000 Ordinary Shares of the Registrant under the Restricted Share Plan (the “Existing Registration Statement”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports or documents listed below have been filed with the Commission by the Registrant and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on February 14, 2025 (Commission File No. 001-38159) (the “Annual Report”);

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (Commission File No. 001-38159); and

(c)
The description of the Ordinary Shares and ADSs contained in the Registrant’s Description of Securities Registered under Section 12 of the Exchange Act (filed as Exhibit 2.30 to the Annual Report (Commission File No. 001-38159)), and as amended by any subsequently filed amendments and reports updating such descriptions.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if, and to the extent, such Report on Form 6-K so states that it is incorporated by reference herein. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Save as described below, under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit the Registrant to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Registrant. The exceptions allow the Registrant to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of the Registrant) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third party indemnity provision which permits the Registrant to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditures incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditures incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the Registrant’s articles of association, subject to the UK Companies Act 2006, the Registrant may do any or all of the following:

●
indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the Registrant or any associated company;

●
indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any liability incurred by him or her in connection with the company’s activities as trustee of an occupational pension scheme; and

●
purchase and maintain insurance for any person who is or was a director, or a director of any associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the Registrant or any associated company.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1
Articles of Association of British American Tobacco p.l.c. (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K (Commission File No. 001-38159) filed with the Commission on 19 April 2023).

4.2
Second Amended and Restated Deposit Agreement, dated as of 26 November 2018, by and among the Registrant, Citibank, N.A., as depositary bank, and all holders and beneficial owners of ADSs issued thereunder (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-237186) filed with the Commission on 16 March 2020).

4.3
Rules of the British American Tobacco Restricted Share Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F for the year ended 31 December 2023, filed with the Commission on 9 February 2024 (Commission File No. 001-38159).

4.4	Rules of the British American Tobacco Performance Share Plan.

5.1	Opinion of Herbert Smith Freehills Kramer LLP regarding legality of the British American Tobacco p.l.c. ordinary shares being registered pursuant to this Registration Statement.

23.1	Consent of KPMG LLP.

23.2	Consent of Herbert Smith Freehills Kramer LLP (included in Exhibit 5.1).

24	Power of Attorney (contained on the signature page to this Registration Statement).

107	Calculation of Filing Fee Table.

Item 9. Undertakings.

(a)          The undersigned Registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on August 1, 2025.

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Soraya Benchikh
	Name:	Soraya Benchikh
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Krishnan Anand, Soraya Benchikh, Karen Guerra, Luc Jobin, Holly Keller Koeppel, Uta Kemmerich-Keil, Véronique Laury, Tadeu Marroco, Darrell Thomas, Serpil Timuray and Caroline Ferland, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the ordinary shares of British American Tobacco p.l.c. (“BAT”), including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, BAT, and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-8 or otherwise, and any new registration statement related thereto, filed under Rule 462(a) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission (the “SEC”), granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable BAT to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the SEC in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on August 1, 2025.

Signature	Title

/s/ Krishnan Anand
Krishnan Anand	Non-Executive Director

/s/ Soraya Benchikh
Soraya Benchikh	Executive Director—Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Karen Guerra
Karen Guerra	Non-Executive Director

/s/ Luc Jobin
Luc Jobin	Chair

/s/ Holly Keller Koeppel
Holly Keller Koeppel	Senior Independent Director

/s/ Uta Kemmerich-Keil
Uta Kemmerich-Keil	Non-Executive Director

/s/ Véronique Laury
Véronique Laury	Non-Executive Director

/s/ Tadeu Marroco
Tadeu Marroco	Executive Director—Chief Executive (Principal Executive Officer)

/s/ Darrell Thomas
Darrell Thomas	Non-Executive Director

/s/ Serpil Timuray
Serpil Timuray	Non-Executive Director

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director, Puglisi & Associates	Authorized Representative in the United States